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                                                                    Exhibit 20.4

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[LOGO]    LETTERHEAD LML Payment Systems                         news release
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                          GLOBAL COMPLAINT DISMISSED

VANCOUVER, BC, January 16, 2001 - Further to a news release dated September 8, 2000, LML Payment Systems Inc. (the "Corporation") (NASDAQ: LMLP) reports that the United States District Court, Southern District of Florida granted the Corporation's motion to dismiss an amended complaint filed by Global Transaction Systems, LLC for lack of subject matter jurisdiction. Accordingly, the amended complaint was formally dismissed by the Court without prejudice.

LML Payment Systems is a financial payment processor specializing in providing end-to-end check processing solutions for national, regional and local retail merchants. The Corporation's processing services include traditional check verification and collection along with electronic processing services including Electronic Check Re-presentment (whereby returned paper checks are re-presented for payment electronically) and Electronic Check Conversion (whereby paper checks are converted into electronic transactions right at the point of sale). The Corporation's intellectual property estate includes new U.S. Patent No. 6,164,528 regarding Internet checking transactions, in addition to U.S. Patent No. 5,484,988 which describes a "Checkwriting point of sale system," which, through a centralized database and authorization system, is capable of providing and administering various electronic payment services for customers and businesses.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

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CONTACTS:      Patrick H. Gaines
               President and CEO             Investor Relations
               LML Payment Systems Inc.      LML Payment Systems Inc.
               (604) 689-4440                (800) 888-2260